Exhibit 99

Virginia Commerce Bancorp, Inc. Reports Improved Profit, Net Interest Margin and Efficiency Ratio for First Quarter 2010

ARLINGTON, Va.--(BUSINESS WIRE)--April 22, 2010--Virginia Commerce Bancorp, Inc. (the “Company”), (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported net income to common stockholders of $3.2 million, or $0.11 per diluted common share, for the first quarter of 2010, compared with a loss of $3.2 million, or $0.12 per diluted common share, a year ago. Lower loan loss provisions and a higher net interest margin drove the year-over-year improvement in earnings. However, earnings were still constrained by provisioning expense that is elevated relative to historical norms, as well as by losses in other real estate owned and an impairment loss in the securities portfolio.

Peter A. Converse, Chief Executive Officer, commented, “All in all, we feel the worst is behind us and that 2010 will be characterized by ongoing improvement in performance metrics across the board. Positive aspects of our first quarter results included a second consecutive quarter of profitability, ongoing strength in our net interest margin and improvement in our efficiency ratio. The net income of $3.2 million represented an improvement over fourth quarter results, but more importantly, was indicative of the Bank’s ability to absorb current levels of asset quality expenses and losses and remain profitable. Based on current economic and market conditions, management anticipates that Virginia Commerce will be able to maintain this positive earnings trend as the Bank continues to work through its problem assets. Strong core operating earnings bolstered by our improved net interest margin and stringent cost containment have provided the foundation to sustain this trend. We also expect to reverse shrinking or flat loan volume in the near-term as our greater focus on commercial and industrial lending picks up more momentum.”

Converse continued, “This quarter we experienced a slight set-back in our efforts to reduce problem assets, which increased by $10.7 million to $108.8 million, or 3.89% of total assets. It is not an indication of regression in asset quality nor does it portend a trend of portfolio deterioration. Rather, it represents the confluence this past quarter of unexpected delays in the disposition of certain NPAs contributing to additions exceeding reductions in that category. Overall, management is optimistic that a significant decrease in NPAs can still be realized for the year, especially considering the current forecast of pending reductions. While the best case and management goal for year-end NPAs and loans 90+ days past due to total assets remain in the 1.50 – 2.00% range, the most likely case could be 2.00 – 2.50%.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net Income (Loss)

For the three months ended March 31, 2010, the Company recorded net income of $4.5 million. After an effective dividend of $1.3 million to the U.S. Treasury on preferred stock, the Company reported net income to common stockholders of $3.2 million, or $0.11 per diluted common share, compared to a loss of $3.2 million, or $0.12 per diluted common share in the first quarter of 2009. The year-over-year earnings improvement was largely attributable to a 68% decrease in loan loss provisioning from $13.4 million to $4.2 million. However, provisioning was still the most significant drag on earnings performance which was also impacted by a loss of $918 thousand on other real estate owned and an impairment loss on securities of $851 thousand.

Excluding taxes, loan loss provisions and the losses on other real estate owned and securities, core operating earnings for the three months ended March 31, 2010, of $12.5 million were up $2.9 million, or 30.3%, compared to $9.6 million for the same period in 2009. This is the third consecutive quarter of core operating earnings at the $12 million level.

Asset Quality and Provisions For Loan Losses

Provisions for loan losses were $4.2 million for the three months ended March 31, 2010, compared to $13.4 million in the same period in 2009, with total net charge-offs of $7.0 million in the first quarter versus $12.4 million for the three months ended March 31, 2009. Total non-performing assets and loans 90+ days past due declined from $162.0 million at March 31, 2009, to $108.8 million at March 31, 2010, and increased $10.7 million sequentially from $98.1 million as of December 31, 2009. As of March 31, 2010, reserves for loan losses represented 2.75% of total loans, down slightly from 2.86% at December 31, 2009, with reserves covering 75.6% of total non-performing loans.

The increase in non-performing assets was attributable primarily to two factors. First, three loans totaling $16 million were added to non-accrual status: an $8.6 million non-farm, non-residential real estate loan on a shopping center, a $4.8 million residential land development loan and three loans totaling $2.6 million to a construction sub-contractor. Second, there were unanticipated delays in the sale of other real estate owned under contract totaling $4.4 million and the sale of real estate collateral on two non-performing loans under contract totaling $2.8 million, as well as the need to return an $849 thousand non-farm, non-residential real estate loan classified as a troubled debt restructuring to non-accrual status. Each of the additions to non-accrual is considered well-secured and/or adequately reserved, with a majority of those additions expected to be resolved before year-end. The delayed sales of other real estate owned and real estate collateral on non-performing loans are anticipated to close during the second quarter.

Non-performing loans continue to be concentrated in residential and commercial construction and land development loans in outer sub-markets hardest hit by the residential downturn and commercial and consumer credits experiencing the after shocks in sub-contracting businesses and workforce employment. Overall, as of March 31, 2010, $43.0 million, or 52.1%, of non-performing loans represented acquisition, development and construction loans, $23.9 million, or 28.9%, represented non-farm, non-residential loans, $9.9 million, or 12.0%, represented commercial and industrial loans and $5.3 million, or 6.4%, represented loans on one-to-four family residential properties.

Charge-offs for the quarter primarily related to the write-down of a number of non-performing loans to the current realizable value of underlying real estate and business or personal assets held as collateral based upon a current market value analysis. Total charge-offs consisted of $2.5 million in commercial loans, $2.0 million in one-to-four family residential mortgages, $948 thousand in non-farm, non-residential real estate loans, $944 thousand in real estate construction loans and $650 thousand in consumer loans.

Included in the loan portfolio are loans classified as troubled debt restructurings (TDRs”) totaling $80.1 million. These loans represent situations in which a modification to the contractual interest rate or repayment structure has been granted to address a financial hardship. These loans make up 3.5% of the total loan portfolio and represent $50 million in real estate construction loans, $16.7 million in non-farm, non-residential real estate loans, $8.5 million in commercial loans and $4.8 million in one-to four family residential loans. Since TDRs were initiated, only one credit, a commercial real estate loan of $849 thousand previously noted, has not performed under the restructured terms.

Net Interest Income

Net interest income for the first quarter of $24.8 million was up $4.0 million, or 19.6%, over the same quarter last year, as the net interest margin increased from 3.15% in the first quarter of 2009 to 3.79% for the current three-month period. On a sequential basis, the margin was up one basis point. The year-over-year increase in the net interest margin was driven by lower deposit costs due to significant reductions in the level of time deposits, and increased levels of demand deposits and lower rate interest-bearing transaction accounts. As a result, the average cost of interest-bearing deposits fell from 2.96% in the first quarter of 2009, to 1.88% in the current period, while the yield on interest-earning assets declined only nine basis points from 5.68% to 5.59%. Management anticipates the margin will range between 3.7% and 3.8% over the next two quarters, but may come under some pressure later in the year should short-term interest rates begin to rise.

Non-Interest Income (Loss)

Non-interest income for the first quarter reflects a loss of $311 thousand compared to $1.8 million of income for the same period in 2009 due to $918 thousand in losses on other real estate owned and an $851 thousand impairment loss on securities. However, excluding this total of $1.8 million in losses, non-interest income was down $362 thousand year-over-year due mostly to lower fees and net gains on mortgage loans originated and sold, as more production was kept in the Bank’s portfolio. The losses on OREO are consistent with management’s commitment to aggressive disposition of these assets, rather than land banking them with uncertain future upside potential, while the further impairment loss on securities was due to additional deferrals and defaults by the underlying issuers of four pooled trust preferred securities.

Non-Interest Expense

Non-interest expense increased $766 thousand, or 5.9%, from $13.0 million in the first quarter of 2009, to $13.8 million in the current period despite the opening of our 28th branch in January in Dumfries, VA. Excluding a $3.0 million provision contingency in the fourth quarter of 2009, non-interest expense was down sequentially by $588 thousand. The majority of the year-over-year increase was due to higher FDIC insurance premiums and legal and professional services expenses associated with the resolution of non-performing loans and OREO. However, due to the $4.0 million increase in net interest income year-over-year, the efficiency ratio improved from 57.7% in the first quarter of 2009, to 54.2% in the current period.

Investment Securities

Investment securities decreased $5.5 million, or 1.6%, from $339.7 million at March 31, 2009, to $334.2 million at March 31, 2010, and were down $14.4 million sequentially from December 31, 2009. The declines were due to high levels of prepayments on mortgage-backed securities and called securities that were not replaced. The portfolio contains four pooled trust preferred securities with an amortized cost basis of $6.3 million for which the Bank performs a quarterly analysis for other than temporary impairment due to significantly depressed current market quotes. The analysis includes stress tests on the underlying collateral and cash flow estimates based on the current and projected future levels of deferrals and defaults within each pool. Based on the most recent analysis, the Bank recorded an aggregate impairment loss of $851 thousand on three of the four pools this quarter.

Loans

Loans, net of allowance for loan losses, decreased $40.8 million, or 1.8%, from $2.24 billion at March 31, 2009, to $2.20 billion at March 31, 2010. Non-farm, non-residential real estate loans increased $101.5 million, or 9.9%, one-to-four family residential loans increased $56.0 million, or 15.7%, while acquisition, development and construction loans fell by $138.9 million, or 24.7%, and commercial and industrial loans were down 15.4%. Sequentially, net loans were down $6.9 million, or 0.3%. Year-over-year loan production has been negatively impacted by lower economic activity and demand in both the business and consumer sectors, a reallocation of lending personnel to problem loan identification and resolution and a strategic decision to moderate overall loan growth, restrict acquisition, development and construction lending and focus on deposit generation and non-credit products. Lending efforts are being focused on building greater market share in commercial and industrial lending, especially in sectors forecast for growth, such as government contract lending and select service industries, with strategic hiring, marketing campaigns and calling efforts.

Deposits

For the twelve months ended March 31, 2010, deposits increased $60.6 million, or 2.7%, from $2.24 billion to $2.30 billion, with demand deposits increasing $13.2 million, or 6.0%, savings and interest-bearing demand deposits increasing by $440.0 million, or 67.9%, and time deposits falling $392.5 million, or 28.6%. Sequentially, deposits rose $70.7 million, or 3.2%, with demand deposits declining by $7.9 million, or 3.3%, savings and interest-bearing demand accounts growing $103.1 million, or 10.5%, and time deposits decreasing by $24.6 million, or 2.4%. On a linked-quarter basis, average demand deposits increased $22.3 million, or 11.1%, from $201.9 million to $224.3 million. That rise was primarily due to successful deposit gathering efforts led by the Company’s team of eight business development officers who are focused on acquisition and retention of commercial operating funds, cash management services and other related cross-sales. The increases in savings and interest-bearing demand deposits were due primarily to success with the Company’s MEGA Savings and MEGA Checking account products as well as its Premier Interest Checking for non-profits. The declines in time deposits are reflective of lower loan volume, requiring lower levels of funding, and strategic pricing of certificates of deposits relative to both the competitive market and the Company’s pricing on interest-bearing transaction accounts. The proportionate share of time deposits to total deposits has declined from 67.2% at year-end 2008 to 42.6% as of March 31, 2010, and is expected to decrease below 40% by the end of 2010. Brokered certificates of deposit represent $80.1 million of total time deposits, or 3.5% of total deposits, at March 31, 2010.

Capital Levels and Stockholders’ Equity

Stockholders’ equity decreased $25.6 million, or 10.2%, from $249.9 million at March 31, 2009, to $224.3 million at March 31, 2010, with a net loss to common stockholders of $31.4 million over the twelve-month period, a $3.3 million increase in other comprehensive income related to the investment securities portfolio, and $1.1 million in proceeds and tax benefits related to the exercise of options by company directors and officers, and stock option expense credits. As a result of these changes, the Company’s Tier 1 Capital ratio decreased from 12.95% at March 31, 2009, to 11.91% at March 31, 2010, and its total qualifying capital ratio decreased from 14.35% to 13.16%. The Bank’s ratios declined by similar levels. Sequentially, both the Company’s and Bank’s Tier 1 and total qualifying ratios are up approximately 40 basis points.

CONFERENCE CALL

Virginia Commerce Bancorp will host a teleconference call for the financial community on April 22, 2010, at 11:00 a.m. Eastern Daylight Time to discuss the first quarter 2010 financial results. The public is invited to listen to this conference call by dialing 866-814-1913 at least 10 minutes prior to the call.

A replay of the conference call will be available from 2:00 p.m. Eastern Daylight Time on April 22, 2010, until 11:59 p.m. Eastern Daylight Time on April 29, 2010. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering access code 1449204.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-eight branch offices, one residential mortgage office and one wealth management office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income before losses on other real estate owned. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under accounting principals generally accepted in the United States, or “GAAP”.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance. Please refer to the Risk Factors section of the Company’s Annual Report 10-K for discussion of factors which may affect our future performance.

Virginia Commerce Bancorp, Inc.
Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2010	2009	% Change
Summary Operating Results:
Interest and dividend income	$36,727	$37,554	-2.2%
Interest expense	11,911	16,797	-29.1%
Net interest and dividend income	24,816	20,757	19.6%
Provision for loan losses	4,238	13,390	-68.3%
Non-interest income (loss)	(311)	1,820	-117.1%
Non-interest expense	13,789	13,023	5.9%
Income (loss) before income taxes	6,478	(3,836)	-268.9%
Net income (loss)	$4,469	$(2,409)	-285.5%
Effective dividend on preferred stock	1,251	787	59.0%
Net income (loss) available to common stockholders	$3,218	$(3,196)	200.7%

Performance Ratios:
Return on average assets	0.65%	-0.35%
Return on average equity	8.16%	-3.86%
Net interest margin	3.79%	3.15%
Efficiency ratio (1)	54.23%	57.68%

Per Share Data:
Net income (loss) per common share-basic	$0.12	$(0.12)	200.0%
Net income (loss) per common share-diluted	$0.11	$(0.12)	191.7%
Average number of shares outstanding:
Basic	26,933,923	26,688,143
Diluted	28,010,878	26,688,143

	As of March 31,
	2010	2009	% Change	12/31/09	9/30/09
Selected Balance Sheet Data:
Loans, net	$2,203,156	$2,243,960	-1.8%	$2,210,064	$2,154,252
Investment securities	334,160	339,720	-1.6%	348,585	369,059
Assets	2,803,004	2,772,888	1.1%	2,725,297	2,734,112
Deposits	2,299,989	2,239,365	2.7%	2,229,327	2,234,804
Stockholders’ equity	224,259	249,868	-10.2%	218,868	215,994
Book value per common share	$5.69	$6.70	-15.1%	$5.53	$5.43

Capital Ratios:
Tier 1 capital:
Company	11.91%	12.95%		11.48%	11.53%
Bank	11.81%	13.07%		11.41%	11.48%
Total qualifying capital:
Company	13.16%	14.35%		12.73%	12.78%
Bank	13.06%	14.32%		12.66%	12.73%
Tier 1 leverage:
Company	10.34%	11.31%		10.29%	10.21%
Bank	10.29%	11.44%		10.23%	10.17%
Tangible common equity:
Company	5.70%	6.74%		5.68%	5.57%
Bank	10.20%	11.35%		10.32%	10.20%

(1) Computed by dividing non-interest expense by the sum of net interest income on a tax-equivalent basis using a 35% rate and non-interest income before losses on other real estate owned.

	As of March 31,
	2010	2009	12/31/09	9/30/09

Asset Quality:
Non-performing assets:
Non-accrual loans:
Commercial	$9,931	$10,433	$6,929	$9,792
Real estate-one-to-four family residential:
Closed end first and seconds	4,610	735	5,769	6,846
Home equity lines	693	319	420	781
Total Real estate-one-to-four family residential	$5,303	$1,054	$6,189	$7,627
Real estate-multi-family residential	--	--	--	--
Real estate-non-farm, non-residential:
Owner Occupied	9,019	6,319	8,600	9,703
Non-owner occupied	14,871	792	6,506	9,152
Total Real estate-non-farm, non-residential	$23,890	$7,111	$15,106	$18,855
Real estate-construction:
Residential-Owner Occupied	--	5,115	517	2,389
Residential-Builder	36,078	67,274	30,110	36,886
Commercial	6,911	34,829	6,911	9,457
Total Real estate-construction:	$42,989	$107,218	$37,538	$48,732
Consumer	119	(2)	47	187
Total Non-accrual loans	$82,232	$125,814	$65,809	$85,193
OREO	26,269	12,455	28,499	36,402
Total non-performing assets	$108,501	$138,269	$94,308	$121,595

Loans 90+ days past due and still accruing:
Commercial	$45	$1,810	$3,797	$150
Real estate-one-to-four family residential:
Closed end first and seconds	238	4,032	--	--
Home equity lines	--	184	--	--
Total Real estate-one-to-four family residential	$238	$4,216	$--	$--
Real estate-multi-family residential	--	--	--	1,506
Real estate-non-farm, non-residential:
Owner Occupied	--	363	--	--
Non-owner occupied	--	8,807	--	249
Total Real estate-non-farm, non-residential	$--	$9,170	$--	$249
Real estate-construction:
Residential-Owner Occupied	--	--	--	--
Residential-Builder	26	8,594	26	--
Commercial	--	--	--	--
Total Real estate-construction:	$26	$8,594	$26	$--
Consumer	9	--	3	--
Total loans 90+ days past due and still accruing	$318	$23,790	$3,826	$1,905

Total non-performing assets and past due loans	$108,819	$162,059	$98,134	$123,500

Troubled debt restructurings	$80,993	$--	$71,885	$37,425

Non-performing assets
to total loans:	4.78%	6.05%	4.14%	5.46%
to total assets:	3.87%	4.99%	3.46%	4.45%
Non-performing assets and past due loans
to total loans:	4.79%	7.09%	4.31%	5.54%
to total assets:	3.88%	5.84%	3.60%	4.52%
Allowance for loan losses to total loans	2.75%	1.64%	2.86%	3.15%
Allowance for loan losses to non-performing loans	75.60%	25.06%	93.56%	80.50%

Total allowance for loan loss	$62,407	$37,494	$65,152	$70,114
Total provisions for loan losses	$4,238	$13,390	$81,913	$80,813

	As of March 31,
	2010	2009	12/31/09	9/30/09
Loans 30 to 89 days past due:
Commercial	$393	$1,850	$866	$2,728
Real estate-one-to-four family residential:
Closed end first and seconds	1,223	7,120	352	2,950
Home equity lines	3,225	89	139	42
Total Real estate-one-to-four family residential	$4,458	$7,209	$491	$2,992
Real estate-multi-family residential	--	1,506	--	--
Real estate-non-farm, non-residential:
Owner Occupied	2,184	6,911	1,854	5,779
Non-owner occupied	5,277	8,034	--	16,447
Total Real estate-non-farm, non-residential	$7,461	$14,945	$1,854	$22,226
Real estate-construction:
Residential-Owner Occupied	--	455	--	829
Residential-Builder	1,079	16,042	1,370	1,554
Commercial	--	13,413	--	336
Total real estate-construction:	$1,079	$29,910	$1,370	$2,719
Farmland	--	--	--	--
Consumer	110	310	141	212
Total loans 30 to 89 days past due	$13,501	$55,730	$4,722	$30,877

	As of March 31,
	2010	2009	12/31/09	9/30/09
Net charge-offs:
Commercial	$2,491	$2,097	$15,578	$15,350
Real estate-one-to-four family residential:
Closed end first and seconds	1,964	115	1,825	1,405
Home equity lines	(14)	826	1,465	961
Total Real estate-one-to-four family residential	$1,950	$941	$3,290	$2,366
Real estate-multi-family residential	--	--	--	--
Real estate-non-farm, non-residential:
Owner Occupied	760	211	1,901	468
Non-owner occupied	188	--	58	58
Total Real estate-non-farm, non-residential	$948	$211	$1,959	$526
Real estate-construction:
Residential-Owner Occupied	116	40	1,012	702
Residential-Builder	953	3,542	17,556	17,100
Commercial	(125)	5,509	13,492	10,946
Total real estate-construction:	$944	$9,091	$32,060	$28,748
Farmland	--	--	--	--
Consumer	650	31	349	184
Total net charge-offs	$6,983	$12,371	$53,236	$47,174
Net charge-offs to average loans outstanding	0.31%	0.53%	2.34%	2.06%

	As of March 31,
	2010	2009	% Change	12/31/09	% Change

Loan Portfolio:
Commercial	$ 224,498	$265,279	-15.4%	$238,327	-5.8%
Real estate-one-to-four family residential:
Closed end first and seconds	278,708	229,062	21.7%	271,501	2.7%
Home equity lines	134,638	128,291	4.9%	135,233	-0.4%
Total Real estate-one-to-four family residential	$ 413,346	$357,353	15.7%	$406,734	1.6%
Real estate-multifamily residential	72,560	66,577	9.0%	66,799	8.6%
Real estate-non-farm, non-residential:
Owner Occupied	464,338	428,112	8.5%	452,776	2.6%
Non-owner occupied	659,687	594,423	11.0%	673,169	-2.0%
Total Real estate-non-farm, non-residential	$1,124,025	$1,022,535	9.9%	$1,125,945	-0.2%
Real estate-construction:
Residential-Owner Occupied	17,707	24,119	-26.6%	15,161	16.8%
Residential-Builder	210,600	289,375	-27.2%	224,855	-6.3%
Commercial	194,019	247,695	-21.7%	188,276	3.1%
Total Real estate-construction:	$ 422,326	$561,189	-24.7%	$428,292	-1.4%
Farmland	2,673	2,498	7.0%	2,675	-0.1%
Consumer	10,014	9,934	0.8%	10,368	-3.4%
Total loans	$2,269,442	$2,285,365	-0.7%	$2,279,140	-0.4%
Less unearned income	3,879	3,911	-0.8%	3,924	-1.2%
Less allowance for loan losses	62,407	37,494	66.4%	65,152	-4.2%
Loans, net	$2,203,156	$2,243,960	-1.8%	$2,210,064	-0.3%

	As of March 31, 2010
Residential Acquisition, Development and Construction By County/Jurisdiction of Origination:	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge- offs as a % of Outstandings
District of Columbia	$14,743	6.5%	$--	--	--
Montgomery, MD	8,316	3.6%	6,283	2.8%	0.5%
Prince Georges, MD	22,552	9.9%	1,000	0.4%	--
Other Counties in MD	4,909	2.2%	--	--	--
Arlington/Alexandria, VA	43,315	19.0%	4,334	1.9%	--
Fairfax, VA	52,110	22.8%	6,493	2.8%	--
Culpeper/Fauquier, VA	6,054	2.7%	4,968	2.2%	--
Fredericksburg, VA	6,281	2.8%	6,250	2.7%	--
Loudoun, VA	28,432	12.5%	770	0.3%	--
Prince William, VA	11,708	5.1%	1,082	0.5%	--
Spotslyvania, VA	660	0.3%	--	--	--
Stafford, VA	22,696	9.9%	4,898	2.1%	--
Other Counties in VA	5,967	2.6%	--	--	--
Outside VA, D.C. & MD	564	0.2%	--	--	--
	$228,307	100.0%	$36,078	15.8%	0.5%

	As of March 31, 2010
Commercial Acquisition, Development and Construction By County/Jurisdiction of Origination:	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge- offs as a % of Outstandings
District of Columbia	$16,083	8.3%	$--	--	--
Montgomery, MD	1,394	0.7%	--	--	--
Prince Georges, MD	11,885	6.1%	--	--	--
Other Counties in MD	9,774	5.0%	--	--	--
Arlington/Alexandria, VA	9,309	4.8%	--	--	--
Fairfax, VA	19,043	9.8%	--	--	-0.1%
Henrico, VA	824	0.4%	--	--	--
Loudoun, VA	32,646	16.8%	4,797	2.5%	--
Prince William, VA	53,530	27.6%	2,114	1.1%	--
Spotslyvania, VA	2,693	1.4%	--	--	--
Stafford, VA	29,638	15.3%	--	--	--
Other Counties in VA	7,200	3.7%	--	--	--
	$194,019	100.0%	$6,911	3.6%	-0.1%

	As of March 31, 2010
Non-Farm/Non-Residential By County/Jurisdiction of Origination:	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge- offs as a % of Outstandings
District of Columbia	$76,014	6.8%	$--	--	--
Montgomery, MD	33,340	3.0%	8,616	0.8%	0.1%
Prince Georges, MD	60,076	5.3%	1,140	0.1%	--
Other Counties in MD	47,784	4.3%	--	--	--
Arlington/Alexandria, VA	180,250	16.0%	4,005	0.4%	--
Fairfax, VA	272,341	24.2%	1,242	0.1%	--
Culpeper/Fauquier	1,286	0.1%	--	--	--
Henrico, VA	31,267	2.8%	--	--	--
Loudoun, VA	110,233	9.8%	1,459	0.1%	--
Prince William, VA	185,167	16.5%	1,341	0.1%	--
Spotsylvania, VA	20,190	1.8%	--	--	--
Stafford, VA	22,068	2.0%	--	--	--
Other Counties in VA	73,810	6.6%	6,087	0.5%	--
Outside VA, MD & DC	10,199	0.9%	--	--	--
	$1,124,025	100.0%	$23,890	2.1%	0.1%

Of this total of $1.1 billion in non-farm/non-residential real estate loans, approximately $48.5 million will mature in 2010, $42.2 million in 2011 and $72.8 million in 2012.

	As of March 31,
	2010	2009	% Change	12/31/09	% Change

Investment Securities (at book value):
Available-for-sale:
U.S. Government Agency obligations	$234,811	$239,345	-1.9%	$247,134	-5.0%
Pooled trust preferred securities	1,772	1,239	43.0%	2,031	-12.8%
Obligations of states and political subdivisions	43,209	33,473	29.1%	42,356	2.0%
	$279,792	$274,057	2.1%	$291,521	-4.0%
Held-to-maturity:
U.S. Government Agency obligations	$10,906	$17,382	-37.3%	$12,323	-11.5%
Obligations of states and political subdivisions	43,462	48,281	-10.0%	44,741	-2.9%
	$54,368	$65,663	-17.2%	$57,064	-4.7%

Virginia Commerce Bancorp, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
As of March 31,
(Unaudited)

	2010	2009
Assets
Cash and due from banks	$24,347	$29,595
Securities (fair value: 2010, $335,262; 2009, $340,854)	334,160	339,720
Restricted stocks, at cost	11,752	11,752
Federal funds sold	108,645	67,720
Loans held-for-sale	3,005	7,936
Loans, net of allowance for loan losses of $62,407 in 2010 and $37,494 in 2009	2,203,156	2,243,960
Bank premises and equipment, net	13,253	14,833
Accrued interest receivable	10,013	10,596
Other real estate owned, net of valuation allowance of $5,771 in 2010, and $0 in 2009	26,269	12,455
Other assets	68,404	34,321
Total assets	$2,803,004	$2,772,888
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$231,726	$218,560
Savings and interest-bearing demand deposits	1,088,254	648,251
Time deposits	980,009	1,372,554
Total deposits	$2,299,989	$2,239,365
Securities sold under agreement to repurchase and federal funds purchased	179,073	184,224
Other borrowed funds	25,000	25,000
Trust preferred capital notes	66,121	65,865
Accrued interest payable	3,697	6,923
Other liabilities	4,865	1,643
Total liabilities	$2,578,745	$2,523,020
Stockholders’ Equity
Preferred stock, net of discount, $1.00 par, 1,000,000 shares authorized, Series A; $1,000.00 stated value; 71,000 issued and outstanding	$64,356	$62,904
Common stock, $1.00 par, 50,000,000 shares authorized, issued and outstanding 2010, 26,933,923; 2009, 26,688,143	26,934	26,688
Surplus	96,868	96,039
Warrants	8,520	8,520
Retained earnings	25,890	57,339
Accumulated other comprehensive income (loss), net	1,691	(1,622)
Total stockholders’ equity	$224,259	$249,868
Total liabilities and stockholders’ equity	$2,803,004	$2,772,888

Virginia Commerce Bancorp, Inc.
Consolidated Statements of Operations
(Dollars in thousands except per share data)
Three Months Ended March 31,
(Unaudited)

	2010	2009
Interest and dividend income:
Interest and fees on loans	$32,905	$33,443
Interest and dividends on investment securities:
Taxable	3,280	3,662
Tax-exempt	426	345
Dividend on restricted stocks	88	84
Interest on federal funds sold	28	20
Total interest and dividend income	$36,727	$37,554
Interest expense:
Deposits	$9,428	$14,631
Securities sold under agreement to repurchase and federal funds purchased	989	620
Other borrowed funds	266	265
Trust preferred capital notes	1,228	1,281
Total interest expense	$11,911	$16,797
Net interest income:	$24,816	$20,757
Provision for loan losses	4,238	13,390
Net interest income after provision for loan losses	$20,578	$7,367
Non-interest income:
Service charges and other fees	$876	$887
Non-deposit investment services commissions	129	157
Fees and net gains on loans held-for-sale	346	807
Loss on other real estate owned	(918)	--
Impairment loss on securities	(851)	(30)
Other	107	(1)
Total non-interest income (charges)	$(311)	$1,820
Non-interest expense:
Salaries and employee benefits	$5,995	$5,921
Occupancy expense	2,710	2,767
FDIC insurance	1,309	912
Franchise tax expense	717	775
Data processing	674	600
Other operating expense	2,384	2,048
Total non-interest expense	$13,789	$13,023
Income (loss) before taxes	$6,478	$(3,836)
Provision (benefit) for income taxes	2,009	(1,427)
Net income (loss)	$4,469	$(2,409)
Effective dividend on preferred stock	1,251	787
Net income (loss) available to common stockholders	$3,218	$(3,196)
Earnings per common share, basic	$0.12	$(0.12)
Earnings per common share, diluted	$0.11	$(0.12)

Virginia Commerce Bancorp, Inc.
Consolidated Average Balances, Yields, and Rates
Three Months Ended March 31,
(Unaudited)

	2010			2009
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$338,138	$3,706	4.55%	$327,597	$4,007	5.02%
Restricted Stock	11,752	88	3.00%	11,091	84	3.03%
Loans, net of unearned income (2)	2,280,980	32,905	5.86%	2,312,936	33,443	5.87%
Interest-bearing deposits in other banks	98	--	0.04%	102	--	0.12%
Federal funds sold	48,732	28	0.23%	41,386	20	0.19%
Total interest-earning assets	$2,679,700	$36,727	5.59%	$2,693,112	$37,554	5.68%
Other assets	93,712			61,865
Total Assets	$2,773,412			$2,754,977

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$281,142	$812	1.17%	$190,817	$610	1.30%
Money market accounts	146,609	492	1.36%	149,739	577	1.56%
Savings accounts	603,703	2,497	1.68%	241,424	1,439	2.42%
Time deposits	1,002,008	5,627	2.28%	1,424,332	12,005	3.42%
Total interest-bearing deposits	$2,033,462	$9,428	1.88%	$2,006,312	$14,631	2.96%
Securities sold under agreement to repurchase and federal funds purchased	181,955	989	2.20%	185,210	620	1.36%
Other borrowed funds	25,000	266	4.25%	25,000	265	4.25%
Trust preferred capital notes	66,090	1,228	7.43%	65,832	1,281	7.78%
Total interest-bearing liabilities	$2,306,507	$11,911	2.09%	$2,282,354	$16,797	2.98%
Demand deposits	224,280			201,931
Other liabilities	20,556			17,413
Total liabilities	$2,551,343			$2,501,698
Stockholders’ equity	222,069			253,279
Total liabilities and stockholders’ equity	$2,773,412			$2,754,977
Interest rate spread			3.50%			2.70%
Net interest income and margin		$24,816	3.79%		$20,787	3.15%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $747 thousand and $829 thousand for the three months ended March 31, 2010 and 2009, respectively.

CONTACT:
Virginia Commerce Bancorp, Inc.
William K. Beauchesne, 703-633-6120
Executive Vice President and Chief Financial Officer
wbeauchesne@vcbonline.com